EXHIBIT 19
SUPERNUS PHARMACEUTICALS, INC.

Policy Statement on Securities Trades by Directors, Officers and Employees
THE LAW AND COMPANY POLICY ON SECURITIES TRADING
It is against the law and the policy of Supernus Pharmaceuticals, Inc. (the “Company”) for any employee, officer, or director of the Company or any consultant to the Company to buy or sell common stock or other securities of the Company while aware of material nonpublic information relating to the Company. It is also generally illegal and a violation of Company policy to communicate such “material nonpublic information” to someone else who then acts on it by buying or selling the Company’s securities.
This Policy Statement (the “Policy”) also applies to material nonpublic information about any other company with which the Company is negotiating or does business. You may not trade in the securities of any company while you are aware of such information, nor may you communicate such information to others.
Furthermore, the same restrictions apply to family members and others living in your household who gain access to or become aware of material nonpublic information about the Company or any other company with which the Company is negotiating or doing business. You are responsible for their compliance with this Policy.
We have adopted this Policy in response to the law, including, without limitation Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 (“the Exchange Act”) and to avoid even the appearance of improper securities-related conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct and cannot afford to have it damaged.

This Policy is effective as of February 27, 2023 (the “Effective Date”).

CONSEQUENCES OF VIOLATING THIS POLICY
The Law. Federal law imposes heavy penalties on those who in violation of law, either buy or sell securities while aware of material nonpublic information or pass the material nonpublic information along to others who use it to buy or sell securities (known as “tipping”).
Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.
Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. In view of the seriousness of this matter, the Company will discipline any person who violates this policy by any appropriate means, including dismissal for cause.
Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and the Company.

WHAT IS MATERIAL, NONPUBLIC INFORMATION?

Material. Information is “material” if a reasonable investor would consider it significant in a decision to buy, hold, or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.
Common examples of information that will frequently be regarded as material are information relating to:
•earnings or losses that are significantly higher or lower than generally expected by the investment community;
•a pending or proposed merger, acquisition, or sale of part of the Company’s business;
•impending securities offerings by the Company;
•changes in management;
•clinical trial results;
•significant new products or discoveries;
•negotiations regarding an important license, distribution agreement, or joint venture;
•pending FDA or other regulatory action;
•a proposed stock split or stock dividend;
•impending financial problems;
•changes in the status of any of the Company’s activities which may have an adverse or favorable impact.
Other types of information may also be material; no complete list can be given.
Nonpublic. Information is “nonpublic” or “inside information” until it has been made available to investors generally and the market has had time to digest it.
TIMING OF TRANSACTIONS
General Rule
As a general rule, if you know of material nonpublic information about the Company, you may not engage in any transactions involving Company securities. Additionally, you may not engage in any stock transactions involving Company securities during a “blackout period.” The quarterly

“blackout period” begins fifteen (15) calendar days prior to the end of a quarter and ends at the close of business on the second business day after the Company files its annual or quarterly report on Form 10-K or 10-Q, as applicable, with the SEC. This will typically occur during March, May, August and November of each year. From time to time the Company may impose an ad hoc “blackout period” and will announce in writing to all employees and directors when such period begins and ends.
This general rule applies to every employee, officer, and director of the Company and any consultant to the Company.
Rule 10b5-1 Trading Plans
Notwithstanding the general rule, while knowing material public information about the Company or during a “blackout period”, transactions involving Company securities may be effected pursuant to a properly established trading plan that complies with Rule 10b5-1 of the Exchange Act (a “10b5-1 plan”).
To be properly established, a 10b5-l plan must be established at a time when you were not aware of material, nonpublic information about the Company and outside of a “blackout period”.
Any proposed 10b5-1 plan shall be reviewed by the Company’s Chief Financial Officer, or the Chief Financial Officer’s designee, and must be approved in writing by such reviewer prior to your entry into such plan. If the Chief Financial Officer desires to establish a 10b5-1 plan, such plan shall be reviewed by the Chief Executive Officer of the Company and must be approved by the Chief Executive Officer prior to the Chief Financial Officer’s entry into such plan.
For a 10b5-1 plan to be approved under this Policy, such plan must satisfy all of the applicable requirements of Rule 10b5-1, as in effect from and after the Effective Date. Among these requirements are the following:
(1)you may only have one active 10b5-1 trading plan involving the Company’s securities (exceptions apply for separate contracts with different broker-dealers or other agents, certain later-commencing plans and certain sell-to-cover only plans to pay for tax withholding, if certain requirements are met);
(2)if the plan is not a sell-to-cover only plan, and the purchase or sale of Company securities is to occur as a single transaction, you may not have had, during the prior 12-month period, another 10b5-1 single-trade plan in effect;
(3)there must be a cooling off period between the establishment of a 10b5-1 plan and the first transaction scheduled to occur pursuant to such plan, as follows: (i) if you are a director or a Rule 16a-1(f) officer (generally, Chief Executive Officer, Chief Financial Officer, principal financial officer, principal accounting officer/ controller, any vice-president of the issuer in charge of a principal business unit, division or function, or any other officer who performs a policy making function), the cooling off period may not end until the later of (i) 90 calendar days from the establishment of the plan or (ii) two business days following the disclosure of the Company’s financial results in SEC Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted, provided, however, that the cooling off period may end 120 calendar days from the establishment of the plan. If you are neither a director nor a Rule 16a-1(f) officer, the cooling off period may not end until 30 calendar days following the establishment of the plan;
(4)if you are a director or Rule 16a-1(f) officer, you must make certain representations to the Company, including, without limitation, that you are adopting the 10b5-1 plan in good faith and not as a part of a plan or scheme to evade the requirements of Rule 10b5-1;

(5)any modification or change to the amount, price or timing of the purchase or sale of Company securities under the plan is deemed a termination of the plan and the adoption of a new plan; and
(6)the 10b5-1 plan must be entered into with a securities broker(s) designated by the Company.
Modifications or amendments to an established 10b5-1 plan must be approved in writing in advance by the Chief Financial Officer or his or her designee (or the Chief Executive Officer in the case of a 10b5-1 plan established by the Chief Financial Officer).
The written approval required shall be requested and given using the form attached hereto as Exhibit A – Notice and Certification Form.
Other than the limited exception for 10b5-1 plans described above, there are no exceptions to this policy for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure).
Directors and Executive Officers of the Company are subject to special restrictions.
Each director and executive officer must contact the Chief Financial Officer, or the Chief Financial Officer’s designee, for approval prior to making any transaction (purchase or sale) or transfer (including a gift) involving the Company’s securities other than transactions to be effected pursuant to a properly established 10b5-1 plan. Such approval must be sought at least two business days prior to making such transaction. If the Chief Financial Officer desires to complete any trades involving Company securities, he or she must first obtain the written approval of the Chief Executive Officer of the Company.
The written approval required shall be requested and given using the form attached hereto as Exhibit A – Notice and Certification Form. If the proposed trade is not completed within 5 business days of receiving the required approval, a new Notice and Certification form shall be required in order to trade in Company securities.
If you proceed with a transaction, the Company will assist you in complying with your Section 16 reporting obligations. Under Section 16, directors and executive officers are required to a file a Form 4 with the SEC within two business days after certain changes in beneficial ownership occur (including the exercise of options or other derivative securities). Form 4 requires that you provide detailed information relating to any purchase, sale, transfer or exercise, including the price of the shares acquired or disposed, the transaction date and the amount of securities beneficially owned following the transaction.
ADDITIONAL GUIDANCE
Hedging Transactions. The Company prohibits hedging and monetization transactions that transfer, with respect to equity compensation received by a director, officer, or employee, any portion of the risk of a decline in the market price of shares of Company common stock.
Margin Accounts and Pledges. When securities are held in a margin account or pledged as collateral for a loan, such securities may be sold without the holder’s consent if the holder fails to meet a margin call or defaults on the loan. A margin or foreclosure sale that occurs when an insider is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this risk, directors, officers and employees are not permitted to pledge Company securities or hold Company securities in margin accounts.

POST TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. The preclearance procedures specified in Section Timing of Transactions - Directors and Executive Officers of the Company are subject to special restrictions above, however, will cease to apply to transactions in the Company’s securities upon the opening of the Company’s trading window and/or expiration of any special trading blackout period.
COMPANY ASSISTANCE
Anyone with questions about specific transactions may obtain additional guidance from the Chief Financial Officer.

ACKNOWLEDGEMENT
By signing below, the undersigned acknowledges that he or she has read the attached policy and agrees to adhere to such policy.
___________________________
Signature

___________________________
Print Name

[Insider Trading Policy Acknowledgement]

EXHIBIT A
SUPERNUS PHARMACEUTICALS, INC.
INSIDER TRADING POLICY

Notice and Certification of Transactions or Rule 10b5-1 Plans

To the Chief Financial Officer (or designee):

I hereby notify you of my intent to:

•Trade in securities of Supernus Pharmaceuticals, Inc. (the “Company”). The amount and nature of the proposed trade is as follows:

•Exercise __________ (number of options to be exercised) non-qualified stock options granted under the Equity Incentive Plan on ____________ (date(s) of grant);

•Sell in the open market shares of Company Common Stock currently held at (select below):

☐     Morgan Stanley
☐     In certificated form
☐     Other broker (please specify)                ;

Commentary:

•Purchase in the open market shares of the Company’s Common Stock as follows:
Number of shares Company Common Stock to be purchased:________;

•Gift shares of Company Common Stock to:
Name of recipient of gift shares ____________________;

•Adopt a Rule 10b5-1 plan (generally, only one active trading plan is permitted*);
* exceptions apply for certain sell-to-cover (for tax withholding) only plans

•Modify or amend a Rule 10b5-1 plan;

•Transfer securities of the Company without a change in beneficial ownership;

•Other (explain) __________________________________________________
_______________________________________________________________

For a request to adopt, modify, or amend a Rule 10b5-1 plan (the “Plan”) or trade or gift securities of the Company, I certify that I am not aware of any material nonpublic information about the Company.

For a request to adopt, modify or amend a Rule 10b5-1 plan (the “Plan”), I understand that I am not authorized to adopt, modify or amend the Plan in reliance upon this Notice and Certification until the date as of which this Notice and Certification is approved by the Chief Financial Officer or his/her designee (the “Approval Date”), and that such authorization, if received, will continue until the earlier of (i) five business days after the Approval Date, or (ii) the Company’s announcement of the imposition of a “blackout period”. I understand that if I have not adopted, modified or amended my proposed Plan by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to adopt, modify or amend a Plan. I certify that: (i) I am not aware of any material nonpublic information about the Company, and (ii) my adoption, modification or amendment of the Plan is being done in good faith and not as part of a scheme to evade the Securities Exchange Act’s prohibition on insider trading.

For a request to trade, gift or otherwise transfer securities of the Company, I understand that I am not authorized to trade, gift or otherwise transfer securities of the Company in reliance upon this Notice and Certification until the date as of which this Notice and Certification is approved by the Chief Financial Officer or his/her designee, and that such authorization will continue until the earlier of (i) five business days after the Approval Date, or (ii) the Company’s announcement of the imposition of a “blackout period”. I understand that if I have not completed my proposed trade, gift or other transfer by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade, gift or otherwise transfer Company securities.

Signature	Date

Print Name

Approval

Signature	Date

Print Name	Title